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EX-8

OPINION & CONSENT OF B&B

                [LETTERHEAD OF BALCH & BINGHAM LLP APPEARS HERE]



                               October 17, 1997

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

Gentlemen:

     You have requested our opinion with respect to the disclosures relating to the material federal income tax consequences generally applicable to the receipt by shareholders of G.S.B. Investments, Inc., a Florida corporation ("GSB), of shares of common stock, $2.00 par value per share ("Compass Common Stock"), of Compass Bancshares, Inc., a Delaware corporation ("Compass"), in connection with the proposed merger (the "Merger") of GSB with and into Compass Florida Gainesville, Inc., a Florida corporation ("Compass Florida") and a wholly-owned subsidiary of Compass formed for the purpose of effecting the Merger, as described in the Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement/Prospectus") forming a part of the Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    It is our opinion that the discussions and legal conclusions set forth in the Proxy Statement/Prospectus under the heading "The Merger-Federal Income Tax Consequences" are accurate and complete in all material respects and constitute our opinion of the material federal income tax consequences to shareholders of GSB receiving Compass Common Stock in the Merger.

    Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and the factual matters assumed as set forth in the Proxy Statement/Prospectus. In addition, in rendering this opinion, we have assumed (without any independent investigation or review thereof) (i) that the Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of July 8, 1997, as the same may be amended to add Compass Florida as a party thereto (as so amended, the "Merger Agreement") by and between Compass and GSB,
(ii) the truth and accuracy at all relevant times (including the Effective Time of the Merger) of all representations, warranties and statements made or agreed to by the parties to the Merger Agreement and their managements and shareholders in connection with the Merger, including but not limited to those set forth in the Merger Agreement and the Certificate attached hereto, (iii) that any such representation, warranty or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification and (iv) that all covenants contained in the Merger Agreement are performed without waiver or breach of any material provision thereof. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.


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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the use of our name in the Proxy Statement/Prospectus under the captions "Summary-Federal Income Tax Consequences", "The Merger-Federal Income Tax Consequences" and "Legal Opinions". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.



                                    Very truly yours,

                                    BALCH & BINGHAM LLP

                                    /s/ Balch & Bingham LLP


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ATTACHMENT TO EX-8
                                  CERTIFICATE

                               October 17, 1997



Balch & Bingham LLP
1901 Sixth Avenue North
Suite 2600
Birmingham, Alabama 35203

          Re: MERGER OF G.S.B. INVESTMENTS, INC. ("GSB") WITH AND INTO COMPASS FLORIDA GAINESVILLE, INC., A FLORIDA CORPORATION ("COMPASS FLORIDA"), A TO BE FORMED WHOLLY OWNED SUBSIDIARY OF COMPASS BANCSHARES, INC. ("COMPASS"), PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 8, 1997, AS THE SAME MAY BE AMENDED TO ADD COMPASS FLORIDA AS A PARTY THERETO (THE "AGREEMENT") BY AND AMONG COMPASS AND GSB.

Ladies and Gentlemen:

     This Certificate is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

     After consulting with its counsel and auditors regarding the meaning of and the factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant.

          1. In the Merger, Compass will, directly or indirectly, acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by GSB immediately prior to the Merger. For purposes of this representation, amounts used by GSB to pay its reorganization expenses, amounts paid by GSB to shareholders of GSB who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by GSB immediately preceding the Merger will be included as assets of GSB held immediately prior to the Merger.

          2. The fair market value of the Compass common stock received by each GSB shareholder will be approximately equal to the fair market value of the GSB common stock surrendered in the Merger.

          3. Compass has no plan or intention to reacquire any of its common stock issued in the Merger.

          4. Compass has no plan or intention to sell or otherwise dispose of any of the assets of GSB acquired in the Merger, except for (i) dispositions made in the ordinary course of business and (ii) the merger of Gainesville State Bank with and into Compass Bank.

          5. To the best knowledge of Compass, the liabilities of GSB assumed in the Merger and the liabilities to which the transferred assets of GSB are subject were incurred by GSB in the ordinary course of its business.


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           6. Following the Merger, Compass will, directly or indirectly, continue the historic business of GSB or use a significant portion of GSB's historic business assets in a business.

           7. There is no intercorporate indebtedness existing between Compass and GSB or Compass Florida and GSB that was issued, acquired or will be settled at a discount.

           8. The fair market value of the assets of GSB transferred in the Merger will equal or exceed the sum of the liabilities assumed in the Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

           9. Compass has no plan or intention to liquidate Compass Florida.

          10. No stock of Compass Florida will be issued in the Merger.


     The undersigned recognizes that your opinion will be based on, among other things, the representations set forth in this Certificate.

                                    Very truly yours,

                                    COMPASS BANCSHARES, INC.


                                    By:/s/ Daniel B. Graves
                                       ----------------------------------
                                       Name:  Daniel B. Graves
                                       Title:  Assistant Secretary